EXHIBIT 10.1

TRANSITION AND SEPARATION AGREEMENT

THIS TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is dated as of April 29, 2024 (the “Effective Date”), by and between MATHEW HULETT, an individual whose address is 7044 54th Ave NE, Seattle, WA 98115 (“Executive”), and PETMED EXPRESS, INC., a Florida corporation whose principal place of business is located at 420 South Congress Avenue, Delray Beach, FL 33445 (the “Company”). The Company and Executive are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A.Executive is currently employed by the Company as the Company’s Chief Executive Officer and President and, in connection therewith, the Company and Executive are parties to an Executive Employment Agreement, dated August 25, 2021 (the “Employment Agreement”).

B.Executive and the Company have agreed that Executive will resign as the Chief Executive Officer and President of the Company and, thereafter will provide advisory services to the Company on the terms and conditions described in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

TERMS
1.Recitals. The foregoing Recitals are true and correct and are incorporated into this Agreement.

2.Termination of Employment. Executive and the Company agree that Executive’s employment with the Company will terminate as of the close of business on May 10, 2024 (the “Employment Termination Date”). In addition, as of the Employment Termination Date, the Employment Agreement shall terminate in full, and Executive will have no further rights and the Company will have no further obligations thereunder, provided, however, that the termination of the Employment Agreement shall not affect (i) Executive’s obligations under Section 9 the Employment Agreement, which shall remain in full force and effect after the Employment Agreement in accordance with the terms and provisions of the Employment Agreement (the “Continuing Obligations”), subject to Section 10 of the Employment Agreement, (ii) Executive’s indemnification rights (and the Company’s corresponding indemnification obligations) pursuant to and in accordance with (A) the Indemnification Agreement, dated December 27, 2022, between Executive and the Company (the “Indemnification Agreement”), (B) the indemnification provisions of Sections 607.0850 through 607.0859 of the Florida Business Corporation Act, and (C) Article 9 of the Company’s Second Amended and Restated Bylaws (collectively, the “Indemnification Rights”). After the Employment Termination Date, Executive will not represent himself as being an employee, officer, agent, or representative of the Company. While Executive will remain an employee of the Company through the Employment Termination Date, Executive hereby confirms his resignation, as of the Effective Date, from the offices of Chief Executive Officer and President of the Company, as a director of the Company, and from all other offices, directorships, manager positions, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company and its subsidiaries, and Executive’s execution of this Agreement will be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

3.Obligations Prior to Employment Termination Date; Post-Termination Consulting Services; Cooperation and Assistance.

a.Executive agrees that, during the period of time from the date of this Agreement through the Employment Termination Date, Executive shall continue to perform his duties to the Company on a full-time basis (and not take vacation or paid-time off) and will use his best efforts to help facilitate a smooth transition of his functions and duties to his successor or other employees of the Company, including without limitation providing such transition assistance as shall be reasonably requested by the Company and/or the Executive’s successor.
b.In consideration of and as an inducement to the Company entering into this Agreement when not otherwise obligated to do so, Executive agrees that he will, during the period commencing on the Employment Termination Date and through and including August 30, 2024 (the “Consulting Period”), provide the Company, on an as-needed and as-requested basis, such consulting services as the Company may from time to time reasonably request relating to matters that were within the purview of Executive’s role and duties to the Company during his employment (the “Consulting Services”), up to a maximum of five (5) hours of Consulting Services during each calendar week during the Consulting Period. The Consulting Services shall be rendered remotely and may include, without limitation and at the request of the Company, being available by email, through internet connection, and by telephone during normal business hours during ordinary business days, to answer questions and provide information and assistance relating to, and to otherwise cooperate with the Company and its management with respect to, transitional matters and other matters that Executive was involved with during the term of his employment with the Company. The Consulting Services shall be rendered for no additional compensation other than payment of the Severance Compensation described below.
c.In addition to the Consulting Services, Executive agrees that he will, without any additional compensation, at all times following the Employment Termination Date provide reasonable cooperation to the Company and/or its affiliates and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. The Company agrees to reimburse Executive for reasonable out-of-pocket expenses incurred at the request of the Company with respect to this Section 3.c.

4.Accrued Compensation and Severance Compensation. Executive agrees that the only employment compensation to which Executive will be entitled after the Employment Termination Date will be (i) any earned but unpaid Base Salary (as defined in the Employment Agreement) through the Employment Termination Date (the “Accrued Compensation”), and (ii) cash severance compensation in the aggregate amount of $159,614 (the “Severance Amount”). The Severance Amount will be paid in equal installments during the period from the Employment Termination Date through August 30, 2024, in accordance with the Company’s regular payroll schedule and subject to normal and required tax and other withholdings; provided, however, that payments of the Severance Amount will not commence until expiration of the Revocation Period and only if Executive does not exercise his revocation rights under Section 19 and 20 below, and the Company will have the right to terminate such payments in the event that Executive materially breaches this Agreement or the Continuing Obligations, but only after having first provided Executive written notice of said alleged material breach and allowing Executive ten (10) business days thereafter to cure said alleged material breach.

5.Outstanding Equity Awards. The Parties acknowledge that the Company and Executive are currently parties to (i) a Restricted Stock Agreement, dated August 30, 2021 (the “RSA Agreement”), pursuant to which Executive was granted 90,000 shares of restricted common stock of the Company (the “RSA Shares”) under the Company’s 2016 Employee Equity Compensation Restricted Stock Plan (the “Plan”) upon the terms and conditions set forth in the RSA Agreement and the Plan, of which 60,000 shares are vested and 30,000 shares are unvested as of the date of this Agreement (the “Unvested RSA Shares”), and (ii) a Restricted Performance Stock Agreement, dated August 20, 2021 (the “PSA Agreement”), pursuant to which Executive was granted 510,000 shares of restricted common stock of the Company (the “PSA Shares”) under the Plan upon the terms and conditions set forth in the PSA Agreement and the Plan, none of which shares have vested as of the date of this Agreement. Executive and the Company hereby agree that, upon the first day following the expiration of the Revocation Period and only if Executive has not revoked this Agreement pursuant to Section 19 and/or 20 below, all of the Unvested RSA Shares shall be deemed to become fully vested and the forfeiture restrictions with respect thereto shall be deemed to lapsed notwithstanding anything in the RSA Agreement or the Plan to the contrary. Executive and the Company hereby further agree and acknowledge that the forfeiture restrictions on the entirety of the PSA Shares have not lapsed, none of the PSA Shares have vested, all of the PSA Shares shall be deemed forfeited as of the date of this Agreement, and the PSA Agreement is hereby terminated. Executive acknowledges that, subject to the foregoing, he does not hold and is not entitled to any options, restricted shares, performance shares, restricted stock units, or other equity awards from the Company.
6.Survival of Certain Obligations; Updating of Social Media Accounts; Continuing Obligations under Securities Laws.

a.Notwithstanding the termination of Executive’s employment and the termination of the Employment Agreement, Executive agrees and acknowledges that all of the Continuing Obligations shall remain in full force and effect at all times hereafter (including after the Effective Date and Employment Termination Date).

b.Executive agrees that within five (5) business days following the Employment Termination Date, Executive will update his accounts or profiles on any social media platform (including, but not limited to, Facebook, X, or LinkedIn) to reflect that Executive is no longer employed by or affiliated with the Company (except that Executive may continue to state through August 30, 2024 that Executive is an advisor to the Company).

c.Executive acknowledges, understands, and agrees that: (i) for purposes of Rule 144 under the Securities Act of 1933, as amended, he will be deemed an “affiliate” of the Company for a period of ninety (90) days following the Effective Date, (ii) he may, following the Employment Date, continue to have certain obligations and liabilities under Section 16 of the Securities Exchange Act of 1934 Act, as amended, and Executive agrees to comply with the applicable provisions of said Section 16, (iii) Executive agrees to continue to be subject to the Company’s insider trading policy, including pre-clearance requirements, through August 30, 2024, and (iv) Executive may continue to be in possession of material nonpublic information regarding the Company for an indefinite period of time following the Employment Termination Date and that he will, in fact, be deemed to be in possession of material nonpublic information regarding the Company through at least the date on which the Company files its Annual Report on Form 10-K for the Company’s fiscal year ended March 31, 2024, and Executive agrees to comply with all laws, rules, and regulations regarding trading securities of an issuer while in possession of material nonpublic information of such issuer.

7.No Awareness of Certain Conduct. Executive represents that Executive is not aware of any conduct that Executive believes would constitute fraud, any accounting or financial improprieties, or any conduct that would be unlawful under applicable law. Executive agrees that Executive has not suffered any on the job injury for which Executive has not already filed a claim. In addition, the Company represents that its executive officers are not, as of the date of this Agreement, aware of any conduct by Executive that the Company believes would constitute fraud, any accounting or financial improprieties, or any conduct that would be unlawful under applicable law.

8.Releases and Waivers of Claims. In consideration for the payments and other benefits provided for under this Agreement, Executive hereby unconditionally and irrevocably releases, waives and forever discharges the Company and all past and present parents, successors in interests and assigns, affiliates, subsidiaries, divisions, departments, wholly-owned corporations or partnerships, business associations, sole proprietorships, insurers and its current or former officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders, members, partners, or employees, in both their individual and official capacities (herein collectively referred to as “Released Parties”) of and from, and agrees not to sue and not to assert against them any causes of action, claims and demands whatsoever, known or unknown, at law, in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise under any law, rule, or regulation, including, but not limited to, the Civil Rights Act of 1886, 1871, 1964, and 1991; 42 U.S.C. Section 1981; the Age Discrimination in Employment Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the National Labor Relations Act; the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986; the Worker Adjustment Retraining and Notification Act; the Occupational Safety and Health Act; the Consolidated Omnibus Budget Reconciliation Act; the Florida Civil Rights Act of 1992; the Florida Minimum Wage Act; the Genetic Information Nondisclosure Act; the Florida Whistle-Blower’s Act; Sections 440.205 and 448.101-105, Florida Statutes; the Washington Industrial Welfare Act; the Washington Law Against Discrimination; the Washington leave laws; the Washington Minimum Wage

Requirements and Labor Standards Act; the Washington Equal Pay Opportunity Act; the Washington Fair Chance Act; and any other statutory, common law, or public policy claim, whether in tort (including without limitation any claim for assault, battery, intentional infliction of emotional distress, invasion of privacy, negligence, or negligent hiring, retention, or supervision) or contract including but not limited to any claims of any breach of any prior letters or employment agreements with the Company; whether federal, state, or local; whether at law or in equity; including attorney fees, costs, and expenses, to the date of this Agreement. Executive expressly intends this release to reach to the maximum extent permitted by law. Notwithstanding this provision, expressly excluded from this release, are any of the Company’s obligations to Executive pursuant to this Agreement.

EXECUTIVE understands that this Agreement releases all claims based on facts or omissions occurring on or before the date of this Agreement, even if executive does not, at the time executive signs this Agreement, have knowledge of those facts or omissions.

9.     Challenge to Enforceability. Executive agrees not to challenge the enforceability of any provision of this Agreement in any court of competent jurisdiction or arbitration, except as to validity under the Age Discrimination in Employment Act of 1967 that may arise after the date Executive executes this Agreement or any claims that cannot be waived under applicable law. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. Nothing in this Agreement shall prevent Executive’s participation in any legal proceedings against the Company or any Released Party in compliance with a summons that requires such participation, or Executive’s initiation of or participation in administrative proceedings or investigations of the EEOC or other Government Agencies; provided, however, that this Agreement shall prevent Executive from receiving any monetary or financial damages or recoveries from the Company or any Released Party or reinstatement with the Company in connection with any such proceedings or investigations which is not based on recovering or receiving an award paid by a Government Agency. Executive represents that Executive has not filed or asserted any claims whatsoever against the Company or any Released Party. Executive is not aware of any conduct by the Company or any Released Party that may violate any federal, state or local law, rule or regulation. Nothing contained in this Agreement shall prevent either Party from bringing any claim for breach or to otherwise take legal action to enforce its terms in accordance with the provisions hereof. Further, Executive does not release any claims for indemnification under the Indemnification Rights.

10.    Defend Trade Secrets Act Disclaimer; Other Statements.

a.Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

b.If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed trade secrets or confidential information, Executive should report such activity to the Company’s Chairman of the Board. This Agreement is in addition to and not in lieu of any obligations to protect the Company’s trade secrets and confidential information which otherwise exists. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

c.Nothing contained in this Agreement or in the Continuing Obligations shall be deemed to prevent Executive from disclosing any information or facts concerning matters Executive reasonably believes to be illegal discrimination, illegal harassment; illegal retaliation; a wage and hour violation; or sexual assault or is recognized as against a clear public policy mandate. In addition, notwithstanding the continuing obligations in Section 9(h) of the Employment Agreement, nothing shall prohibit Executive from making truthful statements in connection with a legal proceeding or in response to a reference request, and nothing in Section 9(h) prohibits Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

11.    Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

12. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the Parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement and subject to Section 13 below, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in Palm Beach County, Florida, including the United States District Court for the Southern District of Florida. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.

13. Arbitration of Disputes. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration held in Palm Beach County, Florida through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the JAMS’ then applicable rules and procedures for employment disputes. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the Parties against each other relating to this Agreement and Executive’s employment; provided that Executive will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar agency in any applicable jurisdiction). Further, nothing in this paragraph is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to applicable law. Seeking any such relief shall not be deemed to be a waiver of such Party’s right to compel arbitration. Each Party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one Party refuses to arbitrate and the other Party seeks to compel arbitration by court order, if such other Party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements.

14. Entire Agreement. This Agreement, together with Executive’s Indemnification Agreement, incorporates the entire understanding among the Parties with respect to the subject matter hereof. In reaching the agreements in this Agreement, neither Party has relied upon any representation or promise, oral or written, except those set forth herein. This Agreement has been duly authorized by the Parties, and duly executed on behalf of each Party by the duly authorized officers or principals and in the manner required by all laws and regulations applicable to each such entity.

15. Counterpart Signatures. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute the same agreement. The Parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

16.    Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party identified herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Company may assign this Agreement to any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the business and/or assets of the Company. In as much as the duties of Executive hereunder are personal in nature, he may not assign this Agreement.

17. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the Parties as originally expressed herein.

18. Voluntary Execution. Executive represents that Executive has read this Agreement in its entirety and has had the opportunity to consult with legal counsel prior to signing this Agreement and that Executive is fully aware of its contents and of its legal effect. Executive signs this Agreement of Executive’s own free will and act, without any legal reservations, duress, coercion or undue influence, and it is Executive’s intention that Executive be legally bound hereby. Executive is hereby advised he has the right to consult with an attorney of his own choosing before entering into this Agreement.

19. Period to Consider and Revoke. Executive acknowledges that Executive was offered the opportunity to consider this Agreement for a period of twenty-one (21) days from the time Executive received it on April 21, 2024, and is hereby advised to review it with an attorney of Executive’s choice. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AFTER THE DATE EXECUTIVE RECEIVED IT DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. This Agreement does not become effective until the eighth (8th) day after the date Executive signs this Agreement and provides the Company with an original thereof. Executive can revoke the Agreement at any time during the seven (7) days after signing it (the “Revocation Period”).

20.    Acceptance and/or Revocation. IMPORTANT NOTICE TO EXECUTIVE: Executive may accept this Agreement by signing it and returning it to the Company. Executive may exercise his right to revoke his decision to sign this Agreement by sending a written notice of revocation to the individual at the email address specified below by no later than the last day of the Revocation Period stated in Section 19 above:

Christine Chambers, Chief Financial Officer
cchambers@petmeds.com

If Executive exercises his right to revoke, his termination of employment shall be deemed to be a voluntary resignation, in which case he will only receive only his Accrued Compensation through the date of termination, the Unvested RSA Shares will be forfeited, and he will be entitled to no other benefits or compensation hereunder, under the Employment Agreement, or otherwise.

[signatures follow]

IN WITNESS WHEREOF, the Parties have duly executed this Transition and Separation Agreement as of the date first written above.

PETMED EXPRESS, INC.

By: /s/ Christine Chambers
Name: Christine Chambers
Title: Chief Financial Officer

EXECUTIVE:

/s/ Matt Hulett
Mathew Hulett, individually

Date of Signature: April 29, 2024